CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Senior Fixed to Floating Rate Notes due 2016	$64,863,786.05	$7,530.69

(1)           The U.S. dollar equivalent of the maximum aggregate offering price has been calculated using an exchange rate of US$1.0021 per AUD 1.00 as of February 11, 2011.

February 2011 Pricing Supplement No. 681 Registration Statement No. 333-156423 Dated February 11, 2011 Filed pursuant to Rule 424(b)(2)

AUD 65,000,000 Senior Fixed to Floating Rate Notes due 2016
Based on 6-Month AUD-BBR-BBSW
Global Medium Term Notes, Series H
The notes are denominated and payable in Australian dollars (“AUD”) and interest will accrue and be payable on the notes semi-annually, in arrears, at a rate of (i) Years 1 - 3: 7.00% per annum and (ii) Years 4 to maturity: 6-Month AUD-BBR-BBSW plus 2.00%, subject to a maximum interest rate of 9.00% per annum.  The 6-Month AUD-BBR-BBSW is the borrowing rate among Australia’s leading market makers and is widely used as the benchmark rate for financial instruments in Australia.  All payments of interest and the repayment of principal at maturity will be made in AUD.  Consequently, for U.S. dollar investors, and for other investors whose home / functional currency is not AUD, both interest and principal payments on the notes will be subject to currency exchange risk if converted back into U.S. dollars, or such other home currency. The notes are senior unsecured obligations of Morgan Stanley and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	AUD 65,000,000. We may increase the aggregate principal amount prior to the original issue date but are not required to do so.
Minimum denominations:	AUD 150,000 and integral multiples of AUD 1,000 in excess thereof
Stated principal amount:	AUD 1,000
Issue price:	100%
Pricing date:	February 11, 2011
Original issue date:	February 18, 2011 (5 business days after the pricing date)
Maturity date:	February 18, 2016
Interest accrual date:	February 18, 2011
Payment at maturity:	The payment at maturity per note will be the stated principal amount plus accrued and unpaid interest, if any
Reference rate:	6-Month AUD-BBR-BBSW. Please see “Additional Provisions—Reference Rate” below.
Interest rate:
From and including the original issue date to but excluding February 18, 2014:  7.00% per annum
From and including February 18, 2014 to but excluding the maturity date (the “floating interest rate period”):
Reference rate plus 2.00%; subject to the maximum interest rate.
For the purpose of determining the level of the reference rate applicable to an interest payment period, the level of the reference rate will be determined on the interest reset date at the start of the related interest payment period; provided that if such interest reset date is not a Sydney business day, the level of the reference rate for such interest reset date will be determined on the next succeeding Sydney business day following such interest reset date.
Interest for any interest payment period during the floating interest rate period is subject to the maximum interest rate of 9.00% per annum.

Interest payment period:	Semi-annually
Interest payment period end dates:	Unadjusted
Interest payment dates:
Each February 18 and August 18, beginning August 18, 2011; provided that if any such day is not a business day, that interest payment will be made on the next succeeding business day and no adjustment will be made to any interest payment made on that succeeding business day.

Interest reset dates:	Each February 18 and August 18, beginning February 18, 2014; provided that such interest reset dates shall not be adjusted for non-business days.
Day-count convention:	From and including the original issue date to but excluding February 18, 2014: Actual/365 (Fixed) From and including February 18, 2014 to but excluding the maturity date: Actual/365 (Fixed)
Maximum interest rate:	9.00% per annum per interest payment period during the floating interest rate period
Redemption:	Not applicable
Specified currency:	Australian dollars
ISIN / Common code:	XS0592298698 / 059229869
Tax considerations for non-U.S. holders:
As discussed in the section of this pricing supplement entitled “Tax Considerations,” a Non-U.S. holder will be subject to U.S. withholding tax unless the beneficial owner of the note (or a financial institution holding the note on behalf of the beneficial owner) furnishes a Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  If withholding or deduction of taxes is required by law, payments on the notes will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

Book-entry or certificated note:	Book-entry
Business day:	New York and Sydney
Agent:	Morgan Stanley & Co. International plc (“MSIP”)
Calculation agent:	MSIP	Trustee:	The Bank of New York Mellon
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	100%	0.75%	99.25%
Total	AUD 65,000,000	AUD 487,500	AUD 64,512,500
(1)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
The notes may be distributed through Morgan Stanley & Co. Incorporated (“MS & Co.”) which is our wholly owned subsidiary.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 4.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Prospectus Supplement dated December 23, 2008	Prospectus dated December 23, 2008

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

AUD 65,000,000 Senior Fixed to Floating Rate Notes due 2016
Based on 6-Month AUD-BBR-BBSW
Global Medium Term Notes, Series H

The Notes

The notes are debt securities of Morgan Stanley.  During the first three years following the original issue date, interest on the notes will accrue and be payable on the notes semi-annually, in arrears, at 7.00% per annum, and thereafter, during the floating interest rate period, interest on the notes will accrue and be payable on the notes semi-annually, in arrears, at a rate equal to 6-Month AUD-BBR-BBSW plus 2.00%; subject to the maximum interest rate of 9.00% per annum.  All payments on the notes including payments of interest and the repayment of principal at maturity will be made in AUD.  Consequently, for U.S. dollar investors, and for other investors whose home / functional currency is not AUD, both interest and principal payments on the notes will be subject to currency exchange risk if converted back into U.S. dollars, or such other home currency. We describe the basic features of these notes in the sections of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities” and prospectus supplement called “Description of Notes,” subject to and as modified by the provisions described below. All payments on the notes are subject to the credit risk of Morgan Stanley.

The stated principal amount and issue price of each note is AUD 1,000. The issue price of the notes includes the agent’s commissions paid with respect to the notes as well as the cost of hedging our obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which MSIP, MS & Co. or one of our other affiliates is willing to purchase the notes, is expected to be affected adversely by the inclusion of these commissions and hedging costs in the issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.  See “Risk Factors—Market Risk—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.”

Additional Provisions

Reference Rate

The reference rate is 6-Month AUD-BBR-BBSW, which is the wholesale interbank rate in Australia published by the Australian Financial Markets Association (AFMA).  It is the borrowing rate among Australia’s leading market makers and is widely used as the benchmark rate for financial instruments in Australia.

"6-Month AUD-BBR-BBSW" means, for each interest reset date, the average mid rate, for Australian dollar bills of exchange having a tenor of 6 months, which appears on the Reuters Screen BBSW Page at approximately 10:10 a.m., Sydney time, on that interest reset date.  If such rate does not appear on the Reuters Screen BBSW Page by 10:30 a.m., Sydney time, on the interest reset date, then the rate for that interest reset date will be the arithmetic mean of the mid of the bid and ask rates quoted by five of the financial institutions authorized to quote on the Reuters Screen BBSW Page (the “reference banks”) to the calculation agent.  The quotations will be for rates which the reference banks quoted or would have quoted at approximately 10:00 a.m., Sydney time, on the interest reset date for Australian dollar bills of exchange having a tenor of 6 months and of the type specified for the purpose of quoting on the Reuters Screen BBSW Page.  If in respect of an interest reset date the rate for the interest reset date cannot be determined in accordance with the foregoing procedures then the rate for that interest reset date will be the rate determined by the calculation agent having regard to comparable indices then available.  The rate calculated or determined by the calculation agent will be expressed as a percentage rate per annum and will be rounded up, if necessary, to the next higher one ten-thousandth of a percentage point (0.0001%).

Sydney Business Day

Any day on which commercial banks and foreign exchange markets settle payments and are open for general business in Sydney, Australia.

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AUD 65,000,000 Senior Fixed to Floating Rate Notes due 2016
Based on 6-Month AUD-BBR-BBSW
Global Medium Term Notes, Series H

Historical Information

The following graph sets forth the historical levels of the reference rate for the period from January 1, 2000 to February 11, 2011.  The historical levels of the reference rate do not reflect the 2.00% spread that will apply to the interest that accrues on the notes for any interest payment period during the floating interest rate period, and should not be taken as an indication of its future performance.  We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification.

* The bold line in the graph above represents the maximum interest rate of 9.00% per annum.

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AUD 65,000,000 Senior Fixed to Floating Rate Notes due 2016
Based on 6-Month AUD-BBR-BBSW
Global Medium Term Notes, Series H

Risk Factors

The notes involve risks not associated with an investment in ordinary floating rate notes. An investment in the notes entails significant risks not associated with similar investments in a conventional debt security, including, but not limited to, fluctuations in the reference rate, and other events that are difficult to predict and beyond the issuer’s control.  This section describes the most significant risks relating to the notes. For a complete list of risk factors, please see the accompanying prospectus supplement and the accompanying prospectus.

Yield Risk

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The historical performance of the reference rate is not an indication of future performance. The historical performance of the reference rate should not be taken as an indication of future performance during the term of the notes.  Changes in the levels of the reference rate will affect the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

▪
The amount of interest payable on the notes in any interest payment period is capped.  The interest rate on the notes for each interest payment period is capped for that period at the maximum interest rate of 9.00% per annum (equal to a maximum semi-annual interest payment of AUD 45.00 for each AUD 1,000 stated principal amount of notes).

▪
The floating interest rate based on the 6-Month AUD-BBR-BBSW may be significantly lower than the fixed interest rate of 7.00% per annum payable during the first three years.  From and including February 18, 2014, interest will accrue and be payable on the notes at a variable rate based on the 6-Month AUD-BBR-BBSW, which is the borrowing rate among Australia’s leading market makers and is widely used as the benchmark rate for financial instruments in Australia.  If interest rates in Australia generally decline during the floating interest rate period, then this floating rate is expected to decline as well.  Accordingly, this floating interest rate payable during the last two years of the term of the notes may be lower, and possibly significantly lower, than the fixed interest rate of 7.00% per annum payable during the first three years of the term.

Issuer Risk

▪
Investors are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.  Investors are dependent on our ability to pay all amounts due on the notes on interest payment dates and at maturity and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. The notes are not guaranteed by any other entity.  If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market's view of our creditworthiness.  Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.

Market Risk

▪
The notes are denominated, and all payments will be made, in Australian dollars.  There are risks inherent in investments in notes denominated and payable in Australian dollars for investors whose home / functional currency is not Australian dollars.  You should consult your financial, legal and tax advisers as to any specific risks entailed by an investment in notes that are denominated and payable in a currency other than the currency of the country in which you are resident or in which you conduct your business.  We refer to such country as your “home country” and to the currency of your home country as your “home currency”.  For U.S. investors, the U.S. dollar would be the home currency.  The notes are not appropriate investments for investors who do not understand foreign currency exchange transactions.  See “Risk Factors” in the accompanying prospectus.

▪
Currency exchange risk.  Fluctuations in the exchange rates between the Australian dollar and the U.S. dollar, or any other home currency, will affect the value of your interest and principal payments as well as the value of the notes in the secondary market.  Exchange rate movements are volatile and are the result of numerous factors specific to the Australian dollar and the U.S. dollar (or another home currency), including the supply of, and the demand for, the Australian dollar and the U.S. dollar (or another home currency), as well as government policy, intervention or actions, and are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions

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AUD 65,000,000 Senior Fixed to Floating Rate Notes due 2016
Based on 6-Month AUD-BBR-BBSW
Global Medium Term Notes, Series H

related to the Australian dollar and the U.S. dollar (or another home currency).  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Australia and the United States (or another home country).  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in Australia and the United States (or another home country).  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Australia and the United States (or another home country) and other countries important to international trade and finance.

Australia is a large exporter of natural resources and agricultural goods and, as a result, its balance of payments and currency may be adversely affected by changes in demand for commodities.  The Australian dollar/U.S. dollar exchange rate may be, and has recently been, volatile, and we can give you no assurance that the U.S. dollar (or your home currency) will not strengthen relative to the Australian dollar over the term of the notes.  We will not make any adjustment or change in the terms of the notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of other developments affecting your home currency or the Australian dollar.  You will bear those risks.

If the Australian dollar is unavailable to us when payments are due, we will make required payments in U.S. dollars on the basis of the market exchange rate, which may be extremely unfavorable to you at the time of any such unavailability.

▪
The price at which the notes may be sold prior to maturity will depend on a number of factors and may be substantially less than the amount for which they were originally purchased.  Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the reference rate, which is determined only at the end of each quarterly interest payment period, (ii) volatility of the level of the reference rate, (iii) changes in interest and yield rates, (iv) any actual or anticipated changes in our credit ratings or credit spreads, and (v) time remaining to maturity.  Depending on the actual or anticipated level of the reference rate, the market value of the notes may decrease and you may receive substantially less than 100% of the issue price if you sell your notes prior to maturity.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MSIP, MS & Co. or one of our other affiliates is willing to purchase the notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the notes and the cost of hedging our obligations under the notes that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  In addition, any secondary market prices may differ from values determined by pricing models used by MSIP, MS & Co. or one of our other affiliates, as a result of dealer discounts, mark-ups or other transaction costs.

Liquidity Risk

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MSIP, MS & Co. or one of our other affiliates may, but are not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MSIP, MS & Co. or such other affiliate is willing to transact.  If at any time MSIP, MS & Co. and our other affiliates were not to make a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

Conflicts of Interest

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The issuer, its subsidiaries or affiliates may publish research that could affect the market value of the notes.  They also expect to hedge the issuer’s obligations under the notes.   The issuer or one or more of its affiliates may, at present or in the future, publish research reports with respect to movements in interest rates generally or the reference rate specifically. This research is modified from time to time without notice and may express opinions or provide

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AUD 65,000,000 Senior Fixed to Floating Rate Notes due 2016
Based on 6-Month AUD-BBR-BBSW
Global Medium Term Notes, Series H

recommendations that are inconsistent with purchasing or holding the notes. Any of these activities may affect the market value of the notes.  In addition, the issuer’s subsidiaries expect to hedge the issuer’s obligations under the notes and they may realize a profit from that expected hedging activity even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  Any of these determinations made by the calculation agent may adversely affect the payout to investors.  Determinations made by the calculation agent, including with respect to the reference rate may adversely affect the payout to you on the notes.

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AUD 65,000,000 Senior Fixed to Floating Rate Notes due 2016
Based on 6-Month AUD-BBR-BBSW
Global Medium Term Notes, Series H

Supplemental Information Concerning Plan of Distribution; Conflicts of Interest

We expect to deliver the notes against payment therefor in New York, New York on February 18, 2011, which will be the fifth scheduled business day following the date of the pricing of the notes.  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on the date of pricing or on or prior to the third business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MSIP is not a U.S. registered broker-dealer and, therefore, to the extent that it intends to effect any sales of the notes in the United States, it will do so through MS & Co.  MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

Tax Considerations

Non-U.S. Holders

Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation” regarding all aspects of the U.S. federal tax consequences of an investment in the notes.  In general, a Non-U.S. holder will not be subject to U.S. federal income tax, including withholding tax, on payments of principal or interest on a note, provided that:

•	the Non-U.S. holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

•	the Non-U.S. holder is not a bank receiving interest under Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner, as described below.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a note (or a financial institution holding a note on behalf of the beneficial owner) furnishes a U.S. Internal Revenue Service (“IRS”) Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.  In the event that withholding or deduction of taxes is required by law, payments on the notes will be made net of applicable withholding taxes, and we will not be required to pay any additional amounts to Non-U.S. holders with respect to any taxes withheld.

U.S. Holders

Because the notes are denominated in a currency (the “denomination currency”) other than the U.S. dollar, the notes will be subject to special rules under Section 988 of the Code and the Treasury regulations thereunder.

The notes will be treated as “variable rate debt instruments” without original issue discount for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form –  Notes – Floating Rate Notes.”

Please see the sections of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form – Notes – Foreign Currency Notes.”  A U.S. holder will be required to include the U.S. dollar value of the interest accrued or paid on the notes as determined under the applicable Treasury regulations, regardless of whether the interest payments are converted into U.S. dollars.  The rules under Section 988 of the

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Based on 6-Month AUD-BBR-BBSW
Global Medium Term Notes, Series H

Code could also require some or all of the gain or loss recognized upon sale, exchange or retirement of the notes to be recharacterized as ordinary income or loss, to the extent that such gain or loss is due to the fluctuation of exchange rates.

A U.S. holder will generally recognize ordinary income or loss upon the sale or other disposition of any denomination currency received on the notes based on the difference between the U.S. dollar value of the denomination currency on the date of sale or other disposition of the denomination currency and the U.S. dollar value of the denomination currency on the date it is received.  In addition, a U.S. holder who purchases the notes with previously owned denomination currency will recognize ordinary income or loss equal to the difference, if any, between the U.S. dollar fair market value of the notes on the date the notes are purchased and such U.S. holder’s tax basis in the denomination currency.

The rules under Section 988 of the Code are complex, and their application to a U.S. holder may depend on the holder’s particular U.S. federal income tax situation (including whether certain elections are made by the holder).  The preceding paragraphs contain only a brief summary of the rules described in the section of the accompanying prospectus supplement called “United States Federal Taxation – Tax Consequences to U.S. Holders of Notes and Units in Registered Form – Notes – Foreign Currency Notes.”

Both U.S. and Non-U.S. holders should read the section of the accompanying prospectus supplement entitled “United States Federal Taxation.”  You should consult your tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Settlement and Payments on the Notes

The notes will be issued in fully registered global form and deposited with, or on behalf of, Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., (“Euroclear”) and will be registered in the name of a common depository for Clearstream or Euroclear. The common depository will be the only registered holder of the notes. Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in Clearstream or Euroclear, as applicable. See “—Description of Notes—Form of Notes” in the accompanying prospectus supplement.

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Additional Selling Restrictions

United Kingdom

With respect to notes to be offered or sold in the United Kingdom, the Agent and each dealer has represented and agreed (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by the Agent or such dealer in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by the Agent or such dealer in relation to the notes in, from or otherwise involving the United Kingdom.

Japan

The Agent and each dealer has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to or for the account or benefit of any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except pursuant to an exemption from the registration requirements and otherwise in compliance with the Financial Instruments and Exchange Law of Japan (Law No.25 of 1948, as amended) and any other applicable laws, regulations and ministerial guidelines of Japan.

Hong Kong

This offering document is being disseminated in Hong Kong by Morgan Stanley Asia Limited, is intended for professional investors (as defined in the Securities and Futures Ordinance) and is not directed at the public of Hong Kong. This offering document has not been registered with the Registrar of Companies in Hong Kong and its contents have not been reviewed by any regulatory authority in Hong Kong. Accordingly, (i) the notes may not be offered, sold, transferred or delivered in Hong Kong by means of any document other than to persons who are “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and the Securities and Futures (Professional Investor) Rules made thereunder or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of the Companies Ordinance; and (ii) no person may issue any invitation, advertisement or other document relating to the notes whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance and the Securities and Futures (Professional Investor) Rules made thereunder.

Singapore

This offering document is being disseminated in Singapore by Morgan Stanley Asia (Singapore) Pte. This offering document has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this offering document and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may this security be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Any offering of the notes in Singapore would be through Morgan Stanley Asia (Singapore) Pte, an entity regulated by the Monetary Authority of Singapore.

Furthermore, the Agent and each dealer has agreed that it will not purchase, deliver, offer or sell the notes or possess or distribute offering material in relation to the notes in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by the Agent or such dealer or for or on behalf of us unless such consent, approval or permission has been previously obtained.

The Agent and each dealer agrees that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers the notes or has in its possession or distributes this offering document or any offering material connected with the notes, including but not limited to the following selling restrictions.

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No action has been or will be taken in any jurisdiction by the Issuer, the Agent or any dealer that would permit a public offering of the notes, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for the purpose is required.  Persons into whose hands this term sheet and any offering material comes are required by the Issuer, the Agent or any dealer to comply with all applicable laws and regulations in each country in which they purchase, offer, sell or deliver notes or have in their possession or distribute such offering material, in all cases at their own expense.

No public offering of the notes, or possession or distribution of any offering material in relation thereto, is permitted in any jurisdiction where action for that purpose is required unless the relevant action has been taken.

Contact Information

Clients may contact our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 761-4000).

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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